Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF DOMINO’S PIZZA, INC.

The corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That, on February 11, 2015, resolutions were duly adopted by the Board of Directors of Domino’s Pizza, Inc. (the “Corporation”) setting forth a proposed amendment to the Corporation’s Second Restated Certificate of Incorporation (the “Amendment”), declaring the Amendment to be advisable and directing that such Amendment be presented to the Corporation’s shareholders for consideration and approval at the next annual meeting of shareholders.

SECOND: That thereafter, the holders of a majority of the shares voted in person or by proxy of the Corporation entitled to vote thereon approved the Amendment at the annual meeting of the Corporation’s shareholders in accordance with Section 242 of the DGCL.

THIRD: Effective upon filing of this Certificate of Amendment with the Delaware Secretary of State, ARTICLE XI of the Company’s Second Restated Certificate of Incorporation, as amended, is hereby further amended by deleting the ARTICLE XI in its entirety and replacing it with the following:

ARTICLE XI

This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1. Number of Directors. The number of directors of the Corporation shall not be less than three. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation.

2. Election of Directors. Elections of directors need not be by written ballot except as and to the extent provided in the By-Laws of the Corporation.

3. Terms of Office. Directors shall hold office for a term ending on the date of the next annual meeting following their election and until their successors shall have been elected and qualified, subject to their earlier death, resignation or removal.

4. Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of directors, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

5. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before either an annual or special meeting of stockholders shall be given in the manner provided by the By-Laws of this Corporation.

6. Amendment to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-Laws, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation, the affirmative vote of least seventy-five percent (75%) of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal, or to adopt any provisions inconsistent with the purpose or intent of, this Article XI, unless such amendment, repeal or adoption has been approved by a majority of those directors of the Corporation who have been determined by the Corporation to be independent under the applicable listing standards of the New York Stock Exchange.

FOURTH: This Certificate of Amendment will be effective upon filing.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed this 16th day of June, 2015.

By:	/s/ Adam J. Gacek
Name:	Adam J. Gacek
Title:	Secretary

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